UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2008

Regal Entertainment Group

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31315	02-0556934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7132 Regal Lane, Knoxville, Tennessee 37918

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 865-922-1123

N/A

(Former Name or Former Address, if Changed Since Last Report)

                        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                        ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                        ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                        ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                        ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2008, Regal Entertainment Group (the “Company”) entered into amended executive employment agreements with Michael L. Campbell, Gregory W. Dunn and Amy E. Miles (each an “Executive”), in order to comply with Section 409A of the Internal Revenue Code and make certain other immaterial changes.  These agreements were approved by the Compensation Committee of the board of directors of the Company to supersede and replace such Executive’s pre-existing employment agreements.

The agreements have an initial term of three years, unless earlier terminated, and provide for an automatic extension of one year, so that the remaining term of each Executive’s employment shall be three (3) years.  Each of these employment agreements provides for severance payments if we terminate such Executive’s employment, or such Executive resigns for good reason, within three months prior to, or within one year after, a change in control of the Company equal to: (i) the actual bonus, pro-rated to the date of termination, that he or she would have received in respect of the fiscal year in which the termination occurs; and (ii) in the case of Mr. Campbell, two and one-half times his annual base salary plus two times his target bonus, and health and life insurance benefits for 30 months and in the case of Mr. Dunn or Ms. Miles, two times their annual salary plus one and one-half times their target bonus, and health and life insurance benefits for 30 months.  Under the employment agreements, ‘‘good reason’’ is defined as one or more of the following conditions arising without the consent of the Executive and which has not been remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Executive (i) a material reduction in Executive’s base salary or the establishment of or any amendment to the annual cash bonus plan which would materially impair the ability of the Executive to receive the target bonus (other than the establishment of reasonable EBITDA or other reasonable performance targets to be set annually in good faith by the board), (ii) a material diminution of Executive’s titles, offices, positions or authority, excluding for this purpose an action not taken in bad faith; or the assignment to Executive of any duties inconsistent with Executive’s position (including status or reporting requirements), authority, or material responsibilities, or the removal of Executive’s authority or material responsibilities, excluding for this purpose an action not taken in bad faith, (iii) a transfer of Executive’s primary workplace by more than fifty (50) miles from the current workplace, (iv) a material breach of the employment agreement by the Company, or (v) the Executive is no longer serving in the position for which the employment agreement relates, and in the case of Mr. Campbell, that he is no longer a member of the board of directors. Under the employment agreements, ‘‘change of control’’ is defined as both (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than certain entities controlled by Philip F. Anschutz, of 20% or more of the combined voting power of the then-outstanding voting securities of the Company and (2) the beneficial ownership of such individual, entity or group of more than 20% of the voting power of the Company exceeds the beneficial ownership of such entities controlled by Mr. Anschutz.

We also provide for severance payments if we terminate these Executives’ employment without cause or if these Executives terminate their employment for good reason if Executive provides written notification to the Company of the existence of a condition constituting good reason within 90 days of the initial existence of such condition and the resignation occurs within two (2) years of such existence date.  These severance payments would be equal to two times such Executive's base annual salary plus one times such Executive's target cash bonus. Each Executive is also entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year as well as health and life insurance benefits for 24 months from the date of the termination of his or her employment. Under the employment agreements, “cause” is defined as (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the Executive engaging in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of the employment agreement by engaging in action in violation of the restrictive covenants in the employment agreement.  For purposes of defining “cause” under the employment agreements, no act or failure to act by the Executive shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

Each Executive’s employment agreement contains standard provisions for non-competition and non-solicitation of the Company’s employees (other than Executive’s secretary or other administrative employee who worked directly for him or her) that become effective as of the date of the Executive’s termination of employment and that continue for one year thereafter.  Each Executive is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP

Date: December 24, 2008	By:	/s/ Peter B. Brandow
	Name:	Peter B. Brandow
	Title:	Executive Vice President, General Counsel and Secretary